EQT Reports Fourth Quarter and Full Year 2023
Results and Provides 2024 Guidance

PITTSBURGH, February 13, 2024 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the fourth quarter and full year 2023 as well as financial and operational guidance for 2024.

Fourth Quarter and Recent Highlights:
•Fourth quarter production of 564 Bcfe, toward the high-end of guidance driven by continued operational efficiency gains and strong well performance
•Capital expenditures of $539 million, near the low-end of guidance
•Cash operating expenses of $1.27 per Mcfe, near the low-end of guidance, as lease operating expense continues to outperform expectations, reflecting benefits of EQT’s West Virginia water assets
•Net cash provided by operating activities of $624 million; generated $236 million of free cash flow(1)
•Retired all outstanding convertible notes, eliminating more than $400 million of debt and simplifying capital structure
•Monetized capped call associated with convertible notes, generating $93 million of cash proceeds
•Priced $750 million of 10-year senior notes at 1.65% spread to comparable U.S. treasury rates; proceeds used to pay down term loan, eliminating ~$10 million of interest expense per annum
•Entered into an agreement with a minority equity partner to acquire their ~34% ownership in EQT-operated gathering systems for $205 million; purchase price equates to double-digit free cash flow yield(1,2)

Full Year 2023 Highlights:
•Generated ~$3.2 billion of net cash provided by operating activities and $879 million of free cash flow,(1) with NYMEX natural gas price averaging $2.74 per MMBtu for the year
•Retired $1.1 billion of debt and increased base dividend by 5%
•Achieved all-time high operational efficiencies, with drilling and completion pace up 6% and 16% year-over-year, respectively
•Improved environmental, health and safety (EHS) intensity(3) by 22% year-over-year, outperforming corporate goal of 15% improvement
•Closed on the strategic acquisitions of Tug Hill and XcL Midstream and integrated the assets at an EQT record pace; recent drilling performance suggests additional synergy upside potential
•Total proved reserves of 27.6 Tcfe, up 10% year-over-year; total standardized measure of discounted future net cash flows of $9 billion at SEC pricing or $23 billion PV-10(1) at recent strip pricing
•Low-cost, peer-leading core inventory depth and environmental attributes facilitated signing the largest long-term physical supply deals ever executed in North America, which are anticipated to improve corporate differentials by $0.15–$0.20 per Mcfe beginning in late 2027
•Continued on path toward differentiated LNG strategy leveraging significant Gulf Coast firm transportation portfolio by signing non-binding heads of agreements covering 2.5 million tons per annum of LNG tolling capacity(4)
•Signed first-of-its kind forest management partnership with the State of West Virginia, supporting EQT's path to net zero(5) by 2025

President and CEO Toby Z. Rice stated, "Coming into 2023, we set our overarching corporate mission and goal for the year with two simple words, 'Peak Performance.' I wanted our fourth year at EQT to be our best one yet, and the Qrew certainly came through in delivering on that mission."

Rice continued, "On the operations front, we set multiple drilling world records and achieved our highest completion efficiency pace ever, while simultaneously improving our EHS intensity by 22% year-over-year. This stellar execution allowed us to generate roughly $880 million of free cash flow(1) in 2023 despite natural gas prices averaging just $2.74 per MMBtu, which speaks to our advantaged position at the low end of the North American natural gas cost curve. We also integrated the Tug Hill and XcL Midstream assets at a company record pace while driving incremental upside to synergies by leveraging our best-in-class operating model. Additionally, we signed the largest long-term physical supply deals ever executed in North America, highlighting EQT’s unique ability to meet significant growth in U.S. gas-fired power demand while generating differentiated margin opportunities. This impressive list of achievements is a showcase of what is possible when you combine a world class asset base with an industry-leading, digitally-enabled operations team underpinned by a culture that deeply values trust, heart, teamwork and evolution."

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

(2)Subject to certain preferential purchase rights held by a third party, which, if exercised, would reduce EQT's acquired interests to ~25% for a purchase price of ~$155 million. Closing of this transaction is subject to customary closing conditions, including the receipt of applicable regulatory approvals.
(3)EHS intensity (previously referred to as safety intensity) is an internal performance measure used in EQT's short-term incentive plan and is based on the achievement of key environmental, health, and safety goals. See EQT's most recent proxy statement for its annual meeting of shareholders for additional detail.
(4)Final terms remain subject to negotiation of a definitive tolling agreement between the parties thereto.
(5)"Net zero" refers to net zero Scope 1 and Scope 2 greenhouse gas emissions, in each case from assets owned by EQT on June 30, 2021 (i.e., when EQT announced its net zero goal). Scope 1 greenhouse gas emissions are based exclusively on emissions reported to the U.S. Environmental Protection Agency (EPA) under the EPA's Greenhouse Gas Reporting Program (Subpart W) for the onshore petroleum and natural gas production segment.

Fourth Quarter 2023 Financial and Operational Performance

	Three Months Ended December 31,
($ millions, except average realized price and EPS)	2023	2022	Change

Total sales volume (Bcfe)	564	459	105
Average realized price ($/Mcfe)	$2.75	$2.87	$(0.12)
Net income attributable to EQT	$502	$1,712	$(1,210)
Adjusted net income attributable to EQT (a)	$214	$167	$47
Diluted earnings per share (EPS)	$1.13	$4.28	$(3.15)
Adjusted EPS (a)	$0.48	$0.42	$0.06
Net income	$501	$1,714	$(1,213)
Adjusted EBITDA (a)	$840	$679	$161
Net cash provided by operating activities	$624	$1,064	$(440)
Adjusted operating cash flow (a)	$775	$622	$153
Capital expenditures, excluding noncontrolling interests	$539	$396	$143
Free cash flow (a)	$236	$226	$10

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Full Year 2023 Financial and Operational Performance

	Years Ended December 31,
($ millions, except average realized price and EPS)	2023	2022	Change

Total sales volume (Bcfe)	2,016	1,940	76
Average realized price ($/Mcfe)	$2.79	$3.17	$(0.38)
Net income attributable to EQT	$1,735	$1,771	$(36)
Adjusted net income attributable to EQT (a)	$946	$1,262	$(316)
Diluted earnings per share	$4.22	$4.38	$(0.16)
Adjusted EPS (a)	$2.29	$3.11	$(0.82)
Net income	$1,735	$1,781	$(46)
Adjusted EBITDA (a)	$2,998	$3,523	$(525)
Net cash provided by operating activities	$3,179	$3,466	$(287)
Adjusted operating cash flow (a)	$2,795	$3,366	$(571)
Capital expenditures, excluding noncontrolling interests	$1,917	$1,427	$490
Free cash flow (a)	$879	$1,939	$(1,060)

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following table presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended December 31,		Years Ended December 31,
Per Unit ($/Mcfe)	2023	2022	2023	2022

Gathering	$0.58	$0.70	$0.64	$0.68
Transmission	0.30	0.33	0.32	0.31
Processing	0.12	0.10	0.12	0.10
Lease operating expense (LOE)	0.09	0.07	0.08	0.08
Production taxes	0.06	0.07	0.05	0.07
Selling, general and administrative (SG&A)	0.12	0.12	0.12	0.13
Total per unit operating costs	$1.27	$1.39	$1.33	$1.37

Production depletion	$0.87	$0.85	$0.84	$0.85

Gathering expense decreased on a per Mcfe basis for the three months ended December 31, 2023 compared to the same period in 2022 due primarily to the impact of the gathering assets acquired in the Company's acquisition of Tug Hill and XcL Midstream (the Tug Hill and XcL Midstream Acquisition), which are wholly owned by the Company and, therefore, reduce the Company's gathering cost structure.

Gathering expense decreased on a per Mcfe basis for 2023 compared to 2022 due primarily to lower gathering rates on certain contracts indexed to price as well as the impact of the gathering assets acquired in the Tug Hill and XcL Midstream Acquisition.

Transmission expense increased on a per Mcfe basis for 2023 compared to 2022 due primarily to additional capacity acquired, partly offset by increased credits received from the Texas Eastern Transmission Pipeline.

Processing expense increased on a per Mcfe basis for 2023 compared to 2022 due primarily to processing expenses for the liquids-rich assets acquired in the Tug Hill and XcL Midstream Acquisition as well as inflation of third-party-contracted processing rates.

Production taxes decreased on a per Mcfe basis for 2023 compared to 2022 due to lower West Virginia severance taxes due to lower TETCO M2 price and lower Pennsylvania impact fees due to lower NYMEX price, partly offset by higher West Virginia property taxes due to assets acquired in the Tug Hill and XcL Midstream Acquisition and higher rates.

Liquidity
As of December 31, 2023, the Company had no revolving credit facility borrowings and $15 million of letters of credit outstanding under its $2.5 billion revolving credit facility. Total liquidity as of December 31, 2023 was ~$2.6 billion.

As of December 31, 2023, total debt and net debt(1) were $5.8 billion and $5.7 billion, respectively, compared to $5.7 billion and $4.2 billion, respectively, as of December 31, 2022.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Proved Reserves
The Company reported 2023 total proved reserves of 27.6 Tcfe, an increase of 2,594 Bcfe, or 10%, compared to 2022 due to extensions, discoveries and other additions and acquisitions from the Tug Hill and XcL Midstream Acquisition, partly offset by production and revisions to previous estimates. Proved undeveloped reserves increased by 550 Bcfe, or 7%, compared to 2022.

The Marcellus Shale comprises 91% of the Company's total proved developed reserves, 98% of the Company's total proved undeveloped reserves and 93% of the Company's total proved reserves.

The following table presents the Company's reserves, standardized measure of discounted future net cash flow (the Standardized Measure) and PV-10 as compared to five-year strip pricing sensitivity.

	Year Ended December 31, 2023
	Proved Developed	Proved Undeveloped	Total

	(Millions)
SEC pricing (a):
Reserves (Bcfe)	19,558	8,039	27,597
Standardized Measure	$8,386	$876	$9,262
PV-10 (b)	$10,077	$1,443	$11,520

Five-year strip pricing sensitivity (c):
Reserves (Bcfe)	19,997	8,045	28,042
Standardized Measure	$14,273	$3,903	$18,176
PV-10 (b)	$17,564	$5,339	$22,903

(a)Reserves as of December 31, 2023 are based on a natural gas price (NYMEX) of $2.637 per MMBtu. Pricing was determined in accordance with the SEC requirement to use the unweighted arithmetic average of the first-day-of-the-month price for the preceding twelve months without giving effect to derivative transactions. The average adjusted product prices including regional adjustments, weighted by production over the remaining lives of the properties were $63.86 per barrel of oil, $28.44 per barrel of natural gas liquids (NGLs) and $1.700 per Mcf of gas.

(b)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

(c)The prices used in the calculation of the five-year strip pricing sensitivity reflects five-year strip pricing as of December 29, 2023 and held constant thereafter using (i) the NYMEX five-year strip adjusted for regional differentials using Texas Eastern Transmission Corp. M-2, Transcontinental Gas Pipe Line, Leidy Line, and Tennessee Gas Pipeline Co., Zone 4-300 Leg for gas and (ii) the NYMEX West Texas Intermediate (WTI) five-year strip for oil, adjusted for regional differentials consistent with those used in the SEC pricing, and holding all other assumptions constant. The average realized product prices weighted by production over the remaining lives of the properties would be $49.71 per barrel of oil, $23.08 per barrel of NGLs and $2.846 per Mcf of gas.

The NYMEX strip price for proved reserves and related metrics are intended to illustrate reserve sensitivities to market expectations of commodity prices and should not be confused with SEC pricing for proved reserves and do not comply with SEC pricing assumptions. The Company believes that the presentation of reserve volume and related metrics using NYMEX forward strip prices provides investors with additional useful information about the Company's reserves because the forward prices are based on the market's forward-looking expectations of oil and gas prices as of a certain date. The price at which the Company can sell its production in the future is the major determinant of the likely economic producibility of the Company's reserves. The Company hedges certain amounts of future production based on futures prices. In addition, the Company uses such forward-looking market-based data in developing its drilling plans, assessing its capital expenditure needs and projecting future cash flows. While NYMEX strip prices represent a consensus estimate of future pricing, such prices are only an estimate and are not necessarily an accurate projection of future oil and gas prices. Actual future prices may vary significantly from NYMEX prices; therefore, actual revenue and value generated may be more or less than the amounts disclosed. Investors should be careful to consider forward prices in addition to, and not as a substitute for, SEC pricing, when considering the Company's reserves.

Netherland, Sewell & Associates, Inc. an independent consulting firm hired by management, reviewed 100% of the total net natural gas, NGLs and oil proved reserves attributable to EQT as of December 31, 2023.

2024 Outlook
In 2024, the Company expects total sales volume of 2,200 – 2,300 Bcfe. The Company expects maintenance capital expenditures to total $1,950 – $2,050 million in 2024. The Company also plans to spend $200 – $300 million on strategic growth capital expenditures, which targets opportunistic, high-return water, midstream and other infrastructure and land opportunities. During 2024, the Company plans to turn-in-line (TIL) 110 – 140 net wells, including 22 – 36 net wells expected to TIL in the first quarter of 2024. Total sales volume in the first quarter of 2024 is expected to be 525 – 575 Bcfe, which includes the impact of 10 – 15 Bcfe of lower sales volume due to non-operated midstream constraints. Inclusive of the Company's advantaged hedge position, the Company estimates a 2024 NYMEX Henry Hub free cash flow breakeven price of ~$2.20 per MMBtu.(1,2)

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2)Defined as the average Henry Hub price needed to generate positive free cash flow in 2024, inclusive of the impact of 2024 hedges.

2024 Guidance(a)

Production	Q1 2024	Full Year 2024
Total sales volume (Bcfe)	525 – 575	2,200 – 2,300
Liquids sales volume, excluding ethane (Mbbl)	3,650 – 3,950	14,550 – 15,350
Ethane sales volume (Mbbl)	1,250 – 1,400	5,250 – 5,650
Total liquids sales volume (Mbbl)	4,900 – 5,350	19,800 – 21,000

Btu uplift (MMBtu/Mcf)	1.050 – 1.060	1.050 – 1.060

Average differential ($/Mcf)	($0.35) – ($0.25)	($0.70) – ($0.50)

Resource Counts
Top-hole rigs	1 – 2	1 – 2
Horizontal rigs	3 – 4	2 – 3
Frac crews	4 – 5	3 – 4

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.56 – $0.58	$0.52 – $0.54
Transmission	$0.30 – $0.32	$0.42 – $0.44
Processing	$0.11 – $0.13	$0.11 – $0.13
LOE	$0.11 – $0.13	$0.11 – $0.13
Production taxes	$0.08 – $0.10	$0.07 – $0.09
SG&A	$0.13 – $0.15	$0.14 – $0.16
Total per unit operating costs	$1.29 – $1.41	$1.37 – $1.49

Capital Expenditures ($ Millions)
Maintenance	$475 – $525	$1,950 – $2,050
Strategic growth	$50 – $75	$200 – $300
Total capital expenditures	$525 – $600	$2,150 – $2,350
(a)Assumes Mountain Valley Pipeline in-service date during April 2024.

Fourth Quarter and Full Year 2023 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Wednesday February 14, 2024 and will be broadcast live via webcast. An accompanying presentation is available on the Company’s investor relations website, www.ir.eqt.com, under “Events & Presentations.” To access the live audio webcast, visit the Company's investor relations website at ir.eqt.com. A replay will be archived and available for one year in the same location after the conclusion of the live event.

Hedging (as of February 9, 2024)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company's price reconciliation.

	Q1 2024(a)	Q2 2024	Q3 2024	Q4 2024
Hedged Volume (MMDth)	283	260	237	127
Hedged Volume (MMDth/d)	3.1	2.9	2.6	1.4
Swaps – Short
Volume (MMDth)	136	215	192	95
Avg. Price ($/Dth)	$3.52	$3.26	$3.27	$3.26
Calls – Long
Volume (MMDth)	13	13	13	13
Avg. Strike ($/Dth)	$3.20	$3.20	$3.20	$3.20
Calls – Short
Volume (MMDth)	162	61	62	46
Avg. Strike ($/Dth)	$6.16	$4.22	$4.22	$4.27
Puts – Long
Volume (MMDth)	147	45	45	32
Avg. Strike ($/Dth)	$4.20	$4.05	$4.05	$4.10
Option Premiums
Cash Settlement of Deferred Premiums (millions)	$(34)	$(4)	$(4)	$—

(a)January 1 through March 31.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

Non-GAAP Disclosures

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income attributable to EQT is defined as net income attributable to EQT Corporation, excluding loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding. Adjusted net income attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income attributable to EQT and adjusted EPS should not be considered as alternatives to net income attributable to EQT Corporation or diluted earnings per share presented in accordance with GAAP.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income attributable to EQT Corporation and diluted earnings per share, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

	(Thousands, except per share information)
Net income attributable to EQT Corporation	$502,055	$1,711,982	$1,735,232	$1,770,965
(Deduct) add:
(Gain) loss on sale/exchange of long-lived assets	(369)	(5,991)	17,445	(8,446)
Impairment of contract asset	—	29,250	—	214,195
Impairment and expiration of leases	87,131	79,070	109,421	176,606
(Gain) loss on derivatives	(671,797)	(907,096)	(1,838,941)	4,642,932
Net cash settlements received (paid) on derivatives	275,599	(1,254,700)	900,650	(5,927,698)
Premiums (paid) received for derivatives that settled during the period	(90,741)	3,731	(322,869)	(27,587)
Other operating expenses	14,778	18,379	84,043	57,331
(Income) loss from investments	(2,286)	(9,400)	(7,596)	4,931
Loss on debt extinguishment	135	944	80	140,029
Non-cash interest expense (amortization)	4,087	3,492	14,484	12,987
Tax impact of non-GAAP items (a)	94,913	497,212	254,231	206,190
Adjusted net income attributable to EQT	$213,505	$166,873	$946,180	$1,262,435
Diluted weighted average common shares outstanding	445,400	400,122	413,224	406,495
Diluted EPS	$1.13	$4.28	$4.22	$4.38
Adjusted EPS	$0.48	$0.42	$2.29	$3.11

(a)The tax impact of non-GAAP items represents the incremental tax benefit (expense) that would have been incurred had these items been excluded from net income attributable to EQT Corporation, which resulted in blended tax rates of 24.8% and 24.3% for the three months ended December 31, 2023 and 2022, respectively, and 24.4% and 28.8% for the years ended December 31, 2023 and 2022, respectively. The rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

Adjusted EBITDA
Adjusted EBITDA is defined as net income, excluding interest expense, income tax expense (benefit), depreciation and depletion, loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net income presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net income, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

	(Thousands)
Net income	$501,447	$1,713,839	$1,734,544	$1,780,942
Add (deduct):
Interest expense, net	72,804	55,630	219,660	249,655
Income tax expense	150,979	558,977	368,954	553,720
Depreciation and depletion	501,887	396,026	1,732,142	1,665,962
(Gain) loss on sale/exchange of long-lived assets	(369)	(5,991)	17,445	(8,446)
Impairment of contract asset	—	29,250	—	214,195
Impairment and expiration of leases	87,131	79,070	109,421	176,606
(Gain) loss on derivatives	(671,797)	(907,096)	(1,838,941)	4,642,932
Net cash settlements received (paid) on derivatives	275,599	(1,254,700)	900,650	(5,927,698)
Premiums (paid) received for derivatives that settled during the period	(90,741)	3,731	(322,869)	(27,587)
Other operating expenses	14,778	18,379	84,043	57,331
(Income) loss from investments	(2,286)	(9,400)	(7,596)	4,931
Loss on debt extinguishment	135	944	80	140,029
Adjusted EBITDA	$839,567	$678,659	$2,997,533	$3,522,572

The Company has not provided projected net income or a reconciliation of projected adjusted EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP. Net income includes the impact of depreciation and depletion expense, income tax expense (benefit), the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income, and a reconciliation of projected adjusted EBITDA to projected net income, are not available without unreasonable effort.

Adjusted Operating Cash Flow, Free Cash Flow and Free Cash Flow Yield
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Free cash flow yield is defined as free cash flow divided by market capitalization. Adjusted operating cash flow, free cash flow and free cash flow yield are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow, free cash flow and free cash flow yield should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

	(Thousands)
Net cash provided by operating activities	$624,386	$1,063,802	$3,178,850	$3,465,560
Decrease (increase) in changes in other assets and liabilities	150,202	(441,955)	(383,632)	(99,229)
Adjusted operating cash flow	$774,588	$621,847	$2,795,218	$3,366,331
Less: Capital expenditures	(538,507)	(398,115)	(1,925,243)	(1,440,112)
Add: Capital expenditures attributable to noncontrolling interests	—	1,800	8,549	12,796
Free cash flow	$236,081	$225,532	$878,524	$1,939,015

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow, free cash flow and free cash flow yield to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow, free cash flow and free cash flow yield, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow, free cash flow and free cash flow yield to projected net cash provided by operating activities, without unreasonable effort.

Adjusted EBITDA to Free Cash Flow Reconciliation
The table below reconciles adjusted EBITDA to free cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

	(Thousands)
Adjusted EBITDA	$839,567	$678,659	$2,997,533	$3,522,572
(Deduct) add:
Interest expense, net	(72,804)	(55,630)	(219,660)	(249,655)
Non-cash interest expense (amortization)	4,087	3,492	14,484	12,987
Other operating expenses	(14,778)	(18,379)	(84,043)	(57,331)
Non-cash share-based compensation expense	11,655	11,495	49,834	45,201
Current income tax benefit (expense)	5,986	(10,136)	15,712	(19,108)
Distribution of earnings from equity method investment	620	11,470	18,693	50,220
Amortization and other	255	876	2,665	61,445
Adjusted operating cash flow	$774,588	$621,847	$2,795,218	$3,366,331
Less: Capital expenditures	(538,507)	(398,115)	(1,925,243)	(1,440,112)
Add: Capital expenditures attributable to noncontrolling interests	—	1,800	8,549	12,796
Free cash flow	$236,081	$225,532	$878,524	$1,939,015

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

	(Thousands, unless otherwise noted)
Total operating revenues	$2,042,999	$3,479,828	$6,908,923	$7,497,689
(Deduct) add:
(Gain) loss on derivatives	(671,797)	(907,096)	(1,838,941)	4,642,932
Net cash settlements received (paid) on derivatives	275,599	(1,254,700)	900,650	(5,927,698)
Premiums (paid) received for derivatives that settled during the period	(90,741)	3,731	(322,869)	(27,587)
Net marketing services and other	(7,000)	(4,593)	(25,214)	(26,453)
Adjusted operating revenues	$1,549,060	$1,317,170	$5,622,549	$6,158,883

Total sales volume (MMcfe)	563,929	458,585	2,016,273	1,940,043
Average realized price ($/Mcfe)	$2.75	$2.87	$2.79	$3.17

Net Debt and Leverage
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, revolving credit facility borrowings, term loan facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Leverage is defined as net debt divided by adjusted EBITDA (a non-GAAP supplemental financial measure defined above). Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

	December 31,
	2023	2022

	(Thousands)
Current portion of debt (a)	$292,432	$422,632
Term loan facility borrowings	1,244,265	—
Senior notes	4,176,180	5,167,849
Note payable to EQM Midstream Partners, LP	82,236	88,484
Total debt	5,795,113	5,678,965
Less: Cash and cash equivalents	80,977	1,458,644
Net debt	$5,714,136	$4,220,321

(a)Pursuant to the terms of the Company's convertible notes indenture and, for December 31, 2023, the delivery of the Company's irrevocable notice of redemption on January 2, 2024, the net carrying value of the Company's convertible notes was included in current portion of debt in the Consolidated Balance Sheets as of December 31, 2023 and 2022. See the Company's Annual Report on Form 10-K for the year ended December 31, 2023 for further discussion.

The Company has not provided a reconciliation of projected net debt to projected total debt, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project total debt for any future period because total debt is dependent on the timing of cash receipts and disbursements that may not relate to the periods in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy and therefore cannot reasonably determine the timing and payment of revolving credit facility borrowings or other components of total debt without unreasonable effort. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items that impact reconciling items between certain of the projected total debt and projected net debt, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the distinction between cash on hand as compared to revolving credit facility borrowings are too difficult to accurately predict. Therefore, the Company is unable to provide a reconciliation of projected net debt to projected total debt, without unreasonable effort.

PV-10
PV-10 is derived from the Standardized Measure, which is the most directly comparable financial measure computed using GAAP. PV-10 differs from the Standardized Measure because it does not include the effects of income taxes on future net revenues. The Company's management believes the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to proved reserves held by companies without regard to the specific income tax characteristics of such entities and is a useful measure of evaluating the relative monetary significance of the Company's oil and natural gas properties. Investors may utilize PV-10 as a basis for comparing the relative size and value of the Company's proved reserves to other companies. PV-10 should not be considered as a substitute for, or more meaningful than, the Standardized Measure as determined in accordance with GAAP. Neither PV-10 nor the Standardized Measure represents an estimate of the fair market value of the Company's oil and natural gas properties.

The table below reconciles PV-10 to the Standardized Measure, the most comparable financial measure calculated in accordance with GAAP, as derived from the footnotes to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

	Year Ended December 31, 2023
	Proved Developed	Proved Undeveloped	Total

	(Millions)
Standardized Measure	$8,386	$876	$9,262
Estimated income taxes on future net revenues	1,691	567	2,258
PV-10	$10,077	$1,443	$11,520

Standardized Measure, reflecting five-year strip pricing as of December 29, 2023	$14,273	$3,903	$18,176
Estimated income taxes on future net revenues	3,291	1,436	4,727
PV-10, reflecting five-year strip pricing as of December 29, 2023	$17,564	$5,339	$22,903

Investor Contact
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.395.2555
cameron.horwitz@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company, the projected amount of wells to be turned-in-line and the timing thereof); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volumes, including liquified natural gas (LNG) volumes and sales; projected well costs and unit costs; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, including the Company's emissions reduction goals, and the Company's ability to achieve the anticipated results of such initiatives; potential acquisitions or other strategic transactions, including the timing and final terms of the Company's proposed acquisition of additional ownership interests in its operated gathering systems, if at all; projected synergies from the Tug Hill and XcL Midstream Acquisition and the timing thereof; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow, adjusted operating cash flow, and adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company’s hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital, including as a result of rising interest rates, inflation and other economic uncertainties; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, NGLs and oil; cybersecurity risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and sand and water required to execute the Company’s exploration and development plans, including as a result of supply chain and inflationary pressures; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of the Company’s midstream services from Equitrans Midstream Corporation; the ability to obtain environmental and other permits and the timing thereof; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions, divestitures and other strategic transactions. These and other risks are described under the “Risk Factors” section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 to be filed with the SEC and in other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

	(Thousands except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$1,364,202	$2,568,139	$5,044,768	$12,114,168
Gain (loss) on derivatives	671,797	907,096	1,838,941	(4,642,932)
Net marketing services and other	7,000	4,593	25,214	26,453
Total operating revenues	2,042,999	3,479,828	6,908,923	7,497,689
Operating expenses:
Transportation and processing	564,326	520,076	2,157,260	2,116,976
Production	84,629	65,632	254,700	300,985
Exploration	728	568	3,330	3,438
Selling, general and administrative	67,172	57,042	236,171	252,645
Depreciation and depletion	501,887	396,026	1,732,142	1,665,962
(Gain) loss on sale/exchange of long-lived assets	(369)	(5,991)	17,445	(8,446)
Impairment of contract asset	—	29,250	—	214,195
Impairment and expiration of leases	87,131	79,070	109,421	176,606
Other operating expenses	14,778	18,379	84,043	57,331
Total operating expenses	1,320,282	1,160,052	4,594,512	4,779,692
Operating income	722,717	2,319,776	2,314,411	2,717,997
(Income) loss from investments	(2,286)	(9,400)	(7,596)	4,931
Dividend and other income	(362)	(214)	(1,231)	(11,280)
Loss on debt extinguishment	135	944	80	140,029
Interest expense, net	72,804	55,630	219,660	249,655
Income before income taxes	652,426	2,272,816	2,103,498	2,334,662
Income tax expense	150,979	558,977	368,954	553,720
Net income	501,447	1,713,839	1,734,544	1,780,942
Less: Net (loss) income attributable to noncontrolling interests	(608)	1,857	(688)	9,977
Net income attributable to EQT Corporation	$502,055	$1,711,982	$1,735,232	$1,770,965

Income per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	416,792	366,263	380,902	370,048
Net income attributable to EQT Corporation	$1.20	$4.67	$4.56	$4.79

Diluted:
Weighted average common stock outstanding	445,400	400,122	413,224	406,495
Net income attributable to EQT Corporation	$1.13	$4.28	$4.22	$4.38

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022

	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	532,816	435,329	1,907,343	1,842,044
NYMEX price ($/MMBtu)	$2.88	$6.27	$2.74	$6.64
Btu uplift	0.16	0.36	0.14	0.35
Natural gas price ($/Mcf)	$3.04	$6.63	$2.88	$6.99

Basis ($/Mcf) (a)	$(0.82)	$(1.02)	$(0.51)	$(0.77)
Cash settled basis swaps ($/Mcf)	0.08	0.18	(0.03)	(0.02)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.74)	$(0.84)	$(0.54)	$(0.79)
Average adjusted price ($/Mcf)	2.30	5.79	2.34	6.20
Cash settled derivatives ($/Mcf)	0.28	(3.05)	0.34	(3.20)
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.58	$2.74	$2.68	$3.00
Natural gas sales, including cash settled derivatives	$1,371,031	$1,194,152	$5,112,278	$5,529,963

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	23,054	13,692	64,859	56,735
Sales volume (Mbbl)	3,842	2,282	10,810	9,456
NGLs price ($/Bbl)	$38.29	$40.71	$36.39	$53.26
Cash settled derivatives ($/Bbl)	(0.77)	(2.21)	(1.27)	(3.91)
Average NGLs price, including cash settled derivatives ($/Bbl)	$37.52	$38.50	$35.12	$49.35
NGLs sales, including cash settled derivatives	$144,154	$87,853	$379,663	$466,664
Ethane:
Sales volume (MMcfe) (b)	5,243	8,029	34,441	35,100
Sales volume (Mbbl)	874	1,338	5,740	5,850
Ethane price ($/Bbl)	$6.54	$13.32	$6.00	$14.20
Ethane sales	$5,718	$17,820	$34,417	$83,096
Oil:
Sales volume (MMcfe) (b)	2,816	1,535	9,630	6,164
Sales volume (Mbbl)	469	255	1,605	1,027
Oil price ($/Bbl)	$59.98	$67.82	$59.93	$77.06
Oil sales	$28,157	$17,345	$96,191	$79,160

Total liquids sales volume (MMcfe) (b)	31,113	23,256	108,930	97,999
Total liquids sales volume (Mbbl)	5,185	3,875	18,155	16,333
Total liquids sales	$178,029	$123,018	$510,271	$628,920

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,549,060	$1,317,170	$5,622,549	$6,158,883
Total sales volume (MMcfe)	563,929	458,585	2,016,273	1,940,043
Average realized price ($/Mcfe)	$2.75	$2.87	$2.79	$3.17

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to herein as adjusted operating revenues, a non-GAAP supplemental financial measure.